Exhibit 99.1

For Immediate Release! Post Falls, ID: JayHawk Energy, Inc. (JYHW:OTCBB) (“JayHawk” or the “Company”) is a Colorado corporation which devotes its business to the exploration, development, production, acquisition, sale and transportation of crude oil, natural gas liquids and natural gas as well as the purchase or leasing and development of land in North America which contain conventional reservoirs of the same.

JayHawk does not retain the services of an investor analyst nor does it endorse or affiliate with any individual or organization engaged in the publication of third-party analysis of JayHawk stock or the recommendation to buy, sell or hold JayHawk stock.  Any information reported by a third-party investor analyst is strictly the opinion of such analyst and not the responsibility of the Company.  Furthermore, the Company does not make any material disclosures of non-public information regarding the Company or its business operations except in compliance with Regulation FD to the Securities and Exchange Act of 1934 and all other applicable securities laws.

Any third-party analysis and/or opinions may contain inaccurate information regarding the Company and/or its business operations.  The Company’s management cautions investors to make their investment decisions regarding JayHawk stock based on consultation with their investment advisors and/or a thorough and careful analysis of the Company’s filings with the Securities and Exchange Commission which are publicly available for review at www.sec.gov.   While JayHawk’s management team believes its strategy will result in positive growth for the Company going forward no guarantees can be made regarding the Company’s business and/or financial success.

Please direct any questions or comments to the Company’s President & CEO, Lindsay Gorrill at 1-877-321-HAWK or via email at lindsaygorrill@jayhawkenergy.com.